UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   September 14, 2012

XODTEC LED, INC.

(Exact name of registrant as specified in Charter)

Nevada	333-148005	20-8009362
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

P.O. Box 172
Bahama, NC 27503

 (Address of Principal Executive Offices)

(267) 350-6511

 (Registrant’s Telephone number)

Copies to:
Asher S. Levitsky PC
Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Phone: (646) 895-7152
Fax: (212) 370-7889
E-mail: alevitsky@egsllp.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02. Unregistered Sales of Equity Securities.

On September 14, 2012, we entered into agreement dated September 12, 2012, with Morgan Stanley Smith Barney Custodian fbo Terry Butler Roth IRA (“Butler Roth IRA”) pursuant to which we agreed to issue 104,829,750 shares of common stock and 5,000,000 shares of a newly-created series of preferred stock, which is designated as the Series A Convertible Preferred Stock, which is described under Item 5.03 of this report, in consideration of the cancellation of debt due to the Butler Roth IRA in the amount of $819,319.  Terry Butler is our chief executive officer and sole director.

On September 14, 2012, we entered into agreement dated September 12, 2012, with Danny Chan pursuant to which agreed to issue 8,156,750 shares of in consideration of the cancellation of debt due to Mr. Chan in the amount of $32,626.

The issuance of the shares to the Butler Roth IRA and to Mr. Chan was exempt for the registration requirement of the Securities Act of 1933 pursuant an exemption provided by Section 4(2) of the Securities Act. The Butler Roth IRS and Mr. Chan are accredited investors and each acquired the shares for his own account and not as a nominee or agent and not with a view to the sale of distribution thereof, and each of them understood that the shares may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.  The certificates for the shares bear an investment legend.

The shares issued to the Butler Roth IRA and Mr. Chan were issued on or about September 28, 2012.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 25, 2012, we filed a certificate of designation setting forth the rights, preferences and privileges of a new series of preferred stock designated as the series A convertible preferred stock. Each share of series A preferred stock is convertible into 20 shares of common stock.  However, the series A preferred stock shall not be convertible into common stock until such date as we shall increase the number of authorized shares of common stock, either by an increase in the authorized common stock or a reverse split or combination of shares such that there are a number of authorized shares of common stock that are available, free from preemptive rights, equal to the maximum number of shares of common stock issuable upon conversion of the number of authorized shares of series A preferred stock.  Since there are not a sufficient number of shares of common stock available for the conversion of the series A preferred stock, as of the date of this report, the series A preferred stock is not convertible.

Except as otherwise provided by law or the statement of designations, the holders the series A preferred stock shall vote together with the holders of the common stock, with each share of series A preferred stock having the number of votes per share equal to the number of shares of common stock into which the series A preferred stock is convertible on the record date for the determining stockholders entitled to vote.  The vote of the holders of a majority of the outstanding shares of series A preferred stock shall be required for any amendment to the statement of designations.

We have no right to redeem the series A preferred stock.  In the event of our liquidation, whether voluntary or involuntary, holders of the series A preferred stock shall be entitled to receive out of our assets, after payment of any preferences which are payable to the holders of any class or series of  capital stock which is senior to the series A preferred stock upon liquidation, dissolution or winding up, an amount equal to $0.001 per share, before any payment or distribution upon dissolution, liquidation or winding up shall be made with respect to the Common Stock and any other class or series of capital stock ranking junior to series A preferred stock as to such payment or distribution, and after all such payments or distributions have been made on any series or class of capital stock ranking senior to the series A preferred stock as to such payment or distribution.  After payment of this preference, the holders of the common stock shall be entitled to $0.001 per share.  After this payment to the holders of the common stock, the holders of the series A preferred stock shall participate with the holders of the common stock and any other classes or series of capital stock that have similar participation rights, as if the series A preferred stock, such other classes or series of capital stock and the common stock were a single class of capital stock with each share of series A preferred stock being deemed to be the number of shares of common stock issuable upon conversion of the series A preferred stock on the date of the liquidation and each share of each of such other classes or series of capital stock being deemed to be the number of shares of common stock issuable upon conversion of such class or series on the date of liquidation.

1

Item 9.01   Financial Statements and Exhibits.

Exhibits

3.1	Certificate of designation for the series A preferred stock
99.1	Agreement dated September 12, 2012, between the Butler Roth IRA and the Registrant
99.2	Agreement dated September 12, 2012, between Danny Chan and the Registrant

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2012	Xodtec LED, Inc.

	By:	/s/ Terry Butler
Terry Butler
Chief Executive Officer

3